Exhibit 99.1

Investor Contact: Nancy Christal              Media Contact: Wendi Kopsick
                  Vice President                             Jim Fingeroth
                  Investor Relations                         Kekst and Company
                  (914) 925-4385                             (212) 593-2655


                                                       FOR IMMEDIATE RELEASE
                                                       ---------------------


        MELVILLE TAKES STEPS TO ACCELERATE COMPLETION OF RESTRUCTURING
             AND EXPEDITE CVS AS A STAND-ALONE CHAIN DRUG COMPANY

    -- Footstar Earnings Expected to Benefit from Thom McAn Closings --

RYE, NEW YORK, June 3, 1996 -- Melville Corporation (NYSE: MES) today announced steps to accelerate the emergence of CVS Corporation as a stand-alone chain drug retailing company and to further strengthen Footstar, Inc., a new company consisting of Melville's footwear businesses that is to be spun off to shareholders. The actions clear the way for final completion of Melville's strategic restructuring program this summer.

These actions include: (1) classifying Linens 'n Things and Bob's results as discontinued operations, demonstrating the company's formal plan to separate these divisions from CVS Corporation; (2) a formal plan to convert 80 to 100 of Thom McAn's stores to the highly successful Footaction format and to exit the Thom McAn business by mid-1997. Primarily as a result of these actions, the company will record a one-time, after-tax charge of approximately $148 million in the second quarter of 1996.

Melville also reported that it plans to monetize the TJX Companies, Inc. preferred stock it received as part of the sale of its Marshalls division to TJX in November 1995. The monetization of these securities is expected to occur in the third quarter of 1996. Based on the closing price on May 31, 1996 of TJX common stock, into which the preferred stock is convertible, this would result in a pretax gain of approximately $150 million.

"These steps will expedite the completion of our restructuring program," said Stanley Goldstein, Chairman and Chief Executive Officer. "With Linens 'n Things and Bob's now classified as discontinued operations, investors will be better able to analyze CVS as a stand-alone chain drug retailer. In addition, exiting the Thom McAn business and the conversion of some of its very desirable real estate to the Footaction format is expected to produce annual earnings improvements for Footstar, Inc.

"These actions follow the sales of Wilsons, in late May, and This End Up, announced earlier today, as well as those of Kay-Bee Toys, completed in early May, and Marshalls, completed last November. We are on schedule to complete the spinoff of Footstar in July, and, with the actions announced today, will have substantially completed Melville's restructuring at that time," Mr. Goldstein said.

Since October 1995, Melville has been implementing a strategic restructuring program, which was the product of a strategic review initiated in 1994. The main components of the restructuring include the creation of two publicly-traded, independent and industry- focused companies -- CVS Corporation in the chain drug industry and Footstar, Inc. in the footwear industry -- a significant reduction in costs, the sale of Melville's mature or unrelated businesses, and the closing of approximately 330 underperforming stores.

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